Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Whitestone REIT on Forms S-8 (Nos. 333-156512, 333-191181, 333-196261, 333-227569 and 333-227756) and the Registration Statements of Whitestone REIT on Forms S-3 and S-3/A (Nos. 333-174608, 333-225007 and 333-264881), of our reports dated March 8, 2023, with respect to the consolidated financial statements of Whitestone REIT and the effectiveness of Whitestone REIT's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Whitestone REIT for the year ended December 31, 2022.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

March 8, 2023